Exhibit 5.1
[Andrews Kurth letterhead]
July 25, 2006
Basic Energy Services, Inc.
400 W. Illinois, Suite 800
Midland, Texas 79701
     Ladies and Gentlemen:
     We have acted as counsel to Basic Energy Services, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-1 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration of up to 2,101,641 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), proposed to be distributed by certain stockholders of the Company under the Registration Statement.
     We have examined originals or copies of (i) the Registration Statement, including the form of prospectus included therein, (ii) the Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on September 22, 2005, (iii) the Amended and Restated Bylaws of the Company, effective as of December 15, 2005, (iv) certain resolutions of the Board of Directors of the Company and committees thereof and (v) such other documents and records as we have deemed necessary and relevant for purposes hereof. We have relied upon certificates of public officials and officers of the Company as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. We have not independently verified any factual matter relating to this opinion.
     We have assumed and have not verified (i) the genuineness of all signatures on all documents that we have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, and (iv) the conformity to the authentic originals of all documents supplied to us as certified or photostatic or faxed copies.
     Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that (i) the issuance of the Shares has been duly authorized by the Company and (ii) the Shares are validly issued, fully paid and non-assessable.

Basic Energy Services, Inc.
July 25, 2006

     We express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law (which is deemed to include the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting those laws).
     We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus which forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued thereunder. Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time as the Registration Statement is declared effective.

Very truly yours,
/s/ Andrews Kurth LLP